[DOMESTIC]

                               LICENSE AGREEMENT

              This License Agreement made and entered into as of the date set forth in Item 1 of Schedule A hereto by and between the Licensor set forth in Item 2 of Schedule A hereto ("LICENSOR"), and the Licensee set forth in Item 2 of Schedule A hereto ("LICENSEE").



                 WHEREAS, LICENSOR and LICENSEE engage or will engage, either directly or indirectly, in the business of marketing and selling apparel and accessories;

                 WHEREAS, LICENSOR also engages in the business of designing and manufacturing apparel and accessories bearing the label "NAUTICA" or some variation of the word "Nautica" and certain related signs and symbols;

                 WHEREAS, LICENSOR is the owner of certain marks, including but not limited to, the name and mark "Nautica" registered in the United States and elsewhere and other names, marks, logos and slogans for which applications for registration may in the future be made, which marks are set forth in Schedule B hereto (collectively, the "Nautica Names and Marks");

                 WHEREAS, LICENSOR owns the right to grant to others the right to use and exploit the Nautica Names and Marks; and

                 WHEREAS, LICENSEE desires to obtain the exclusive right in the geographic area described in Item 3 of Schedule A hereto (the "Territory") with respect to the licensed products as described in and according to the provisions set forth in Schedule A hereto, and according to the provisions of this Agreement.

                 NOW, THEREFORE, in consideration of these recitals, of the following mutual covenants and other good and valuable consideration, LICENSOR and LICENSEE agree as follows:







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                                                                             2

                                   SECTION 1

                             Schedules/Definitions

                 1.1 Attached hereto are the following Schedules which are herein incorporated by reference:

                  Schedule A - License Summary
                  Schedule B - Licensed Marks

                 1.2 Certain terms used herein and in the Schedules shall have the definitions assigned to them in the context in which they appear. Such definitions shall be equally applicable to both the singular and plural forms of the terms defined, and words of any gender shall include each other gender where appropriate, and words such as "herein", "hereof" and "hereunder", and words of similar import, shall refer to this Agreement, including the Schedules thereto which are an integral part of the Agreement as a whole and not to any particular section or part thereof.


                                   SECTION 2

                                Grant of Rights

                 2.1 Grant of Rights. Subject to the terms and conditions of this Agreement, LICENSEE shall have the exclusive right to use the Nautica Names and Marks solely in connection with the exercise of the rights described in Item 4 of Schedule A hereto, in the Territory, with respect to the licensed products described in Item 5 of Schedule A hereto (the "Licensed Products"). The final decision of any question regarding the definition of products which LICENSEE may wish to produce as Licensed Products shall rest with LICENSOR.

                 2.2 Exclusivity. The rights granted hereby (the "License") are personal to LICENSEE and exclusive in the Territory only and LICENSEE shall not have the right to exercise the rights described in Item 4 of Schedule A hereto other than in the Territory, or to license others to exercise such rights, with respect to the Licensed Products or any other products which in any way is identified with the Nautica Names and Marks anywhere within or without the Territory except as specifically otherwise provided herein.

                 2.3 Term. This Agreement shall be effective upon the execution and delivery of this Agreement by the parties hereto and the satisfaction of all condition precedents, if any, set forth in Item 6 of Schedule A. Unless sooner terminated as provided in this Agreement, the term of the License granted hereby to LICENSEE shall






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                                                                             3

expire on the date set forth in Item 7(a) of Schedule A hereto (the "Term"). Provided that LICENSEE has complied with all of its obligations under this Agreement, LICENSOR agrees to enter into negotiations with LICENSEE to renew the License upon such terms and conditions as may be mutually agreed to by LICENSOR and LICENSEE unless terms for renewal of this Agreement are provided for in Item 7(b) of Schedule A.

                 2.4 Personal Benefit. LICENSEE expressly represents and warrants that the License has been acquired to exercise the rights described in Item 4 of Schedule A hereto with respect to the Licensed Products in the Territory and not for resale or other disposition of the License to others.

                                   SECTION 3

                            Nautica Names and Marks

                 3.1 Validity and Use. (a) LICENSEE acknowledges the validity, value and proprietary nature of the Nautica Names and Marks including all goodwill associated therewith, whether generated by LICENSOR, LICENSEE or other licensees, and agrees that they are, and shall remain, the exclusive property of LICENSOR. LICENSEE's use of the Nautica Names and Marks shall inure to the benefit of LICENSOR. LICENSEE shall assign and convey to LICENSOR any such rights to or interest in the Nautica Names and Marks as LICENSEE may acquire by reason of the use thereof at LICENSEE's expense. LICENSEE shall not, by use, registration or any other means, establish title to similar or related names, logos, trademarks, service marks and slogans.

                 (b) LICENSEE shall comply with any and all applicable national, provincial, state and local laws, regulations and interpretations thereof relating to the use of the Nautica Names and Marks, including but not limited to any which requires the registration of the Nautica Names and Marks. LICENSEE shall, prior to or contemporaneous with such compliance, provide LICENSOR with copies of all documents filed by LICENSEE, together with an explanation of the reasons therefor, and copies of the law or regulations applicable. Any registration of the Nautica Names and Marks shall specify that LICENSEE's use thereof is limited to the Territory and will terminate with the termination of the License. No such registration shall create in LICENSEE any property right in or privilege to the use of the Nautica Names and Marks which survive the termination of the License.

                 (c) LICENSEE shall not interfere with the use or registration of the Nautica Names and Marks by LICENSOR or by any other licensee of LICENSOR. LICENSEE shall not use the Nautica Names and Marks or any related or confusingly similar names, logos, trademarks, service marks, slogans or refer in any way to the fact






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                                                                             4

that it is a licensee of LICENSOR, in connection with any business activity or in the operation of any business entity other than as authorized by this Agreement.

                 3.2 Right to Change; Cooperation. LICENSOR shall have the right, exercisable from time to time, to make any changes it deems necessary in and to the Nautica Names and Marks. LICENSEE shall cooperate with LICENSOR in effecting any such changes by following all reasonable directions of LICENSOR relating thereto.

                 3.3 Sub-Licensing. LICENSEE shall not, in any manner, authorize or purport to authorize another to use the Nautica Names and Marks, except to the extent specifically provided herein.

                 3.4 Confusingly Similar Nautica Names and Marks. LICENSEE shall not use the Nautica Names and Marks, any facsimiles thereof or any confusingly similar names or marks as part of its name or in the name of any bank account of LICENSEE without the prior written consent of LICENSOR.

                 3.5 Unauthorized Use by Others. LICENSEE shall (a) promptly report to LICENSOR any unauthorized use of the Nautica Names and Marks or confusingly similar names or marks, (b) cooperate with LICENSOR in precluding unauthorized use of the Nautica Names and Marks or any confusingly similar names, marks, logos or slogans and (c) promptly notify LICENSOR of, and cooperate in the defense of, any suits filed against LICENSEE challenging the validity of any or all of the Nautica Names and Marks.

                                   SECTION 4

                         Payments, Reports and Records

                 4.1 Royalty Payments. In consideration of the License granted hereunder, LICENSEE agrees to pay LICENSOR royalty payments equal to the percentage of net sales of the Licensed Products as set forth in Item 8 of Schedule A hereto during each royalty year as set forth in Item 9 of Schedule
A hereto (each, a "Royalty Year"). Any sale by LICENSEE or its affiliates, associates or subsidiaries of (i) the Licensed Products or (ii) products of apparel and accessories based upon, or copied from, LICENSOR or any design, concept, sketch or other information obtained from LICENSOR or any Licensed Product, whether or not bearing the Nautica Names and Marks shall be deemed a sale made by LICENSEE for all purposes hereunder, including, without limitation, for the purpose of computing royalty payments due LICENSOR.
Amounts due LICENSOR hereunder shall be held by LICENSEE in trust for the benefit of LICENSOR until actually paid to LICENSOR.







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                                                                             5

                 4.2 Minimum Royalty; Payments. Notwithstanding anything to the contrary contained in this Agreement, LICENSEE shall pay to LICENSOR during the Term minimum royalty payments in the amounts and at the times set forth in Item 10 of Schedule A hereto (each, a "Minimum Royalty"). The balance of royalty payments in excess of a Minimum Royalty, if any, due LICENSOR shall be paid within ++++ calendar days after the end of each Royalty Year.

                 4.3 Currency and Taxes. All payments to LICENSOR shall be made in United States currency. Payments based upon net sales of the Licensed Products shall be converted into United States dollars at the New York foreign exchange selling rate as published in The Wall Street Journal (or comparable source in the event that The Wall Street Journal fails to publish such exchange rate) on the last business day of the fiscal quarter (as defined below) in which such net sales occur. LICENSOR shall bear the tax to be levied under law applicable in the Territory on the income of LICENSOR arising under this Agreement, provided, however, that LICENSEE shall bear all value added taxes, if any, to be levied under law applicable in the Territory. In the event that LICENSEE deducts any tax from the amounts due to LICENSOR hereunder, LICENSEE shall contemporaneously with such deduction send to LICENSOR a tax certificate showing the calculation and the payment of such tax.

                 4.4 Periodic Statements. LICENSEE shall furnish LICENSOR, quarterly, commencing with the first Royalty Quarter (as defined in Item 9 of Schedule A) following the execution of this Agreement and continuing until a final certification of wind-up is delivered, with a detailed statement (the "Quarterly Statement"), certified to be accurate by an authorized officer of LICENSEE, showing cumulatively and separately for each Licensed Product the following: (a) the line, item, design, number, description and price of the Licensed Products sold or distributed during the preceding Royalty Quarter,
(b) any actual returns of the Licensed Products made during the preceding Royalty Quarter, and (c) the amount of payment due LICENSOR. Such Quarterly Statements shall be furnished to LICENSOR within +++++ days after the end of the Royalty Quarter for which such Statement is made. In addition, LICENSEE shall furnish LICENSOR, annually, commencing with the first Royalty Year and continuing until a final certification of wind- up is delivered, with a detailed statement (the "Annual Statement"), certified to be accurate by an authorized officer of LICENSEE, showing cumulatively and separately for each Nautica Product the following: (i) the line, item, design, number, description and price of the Licensed Products sold or distributed during the preceding Royalty Year; (ii) any actual returns of Licensed Products made during the preceding Royalty Year; and (iii) the amount of payment due LICENSOR. Such Annual Statements shall be furnished to LICENSOR, within ++++++++++ days after the end of the Royalty Year for which such Statement is made and shall be accompanied by payment to LICENSOR of any amounts of royalty in excess of minimum royalties paid that may be due LICENSOR. The Quarterly and Annual Statements shall be furnished to LICENSOR whether or not there is any distribution or sales of Licensed Products during the preceding Royalty Quarter, and






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                                                                             6

whether or not any amounts are then due LICENSOR. The failure or refusal of LICENSEE to timely furnish any Quarterly or Annual Statement or payments shall be deemed a substantial and material breach of this Agreement and shall entitle LICENSOR, without any prejudice to any other right which LICENSOR may have under law, in contract or in equity for such breach, to terminate the License. The receipt or acceptance by LICENSOR of any of the Quarterly or Annual Statements furnished pursuant hereto or of any payments made hereunder (or the cashing of any checks paid hereunder) shall not preclude LICENSOR from questioning the correctness thereof at any time. In the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payment shall immediately be made by LICENSEE.


                                   SECTION 5

                         Quality of Licensed Products

                 5.1  Licensed Products to be of High Quality. LICENSEE agrees
(a) that the Licensed Products and their manufacture, distribution and packaging shall be of a high standard and of such style, appearance and quality as shall, in the sole and exclusive judgment of LICENSOR, be adequate and suited to their exploitation to the best advantage and to the protection and enhancement of the material and the goodwill pertaining thereto, (b) that the Licensed Products shall be manufactured, sold, distributed and advertised in accordance with all applicable laws, (c) that the policy of sale, distribution, and/or exploitation by LICENSEE shall be of high standard and to the best advantage and (d) that the same shall in no manner reflect adversely upon the Nautica Names and Marks, the Licensed Products or LICENSOR. LICENSEE further agrees that all rights granted herein shall be exploited and/or exercised so as not to interfere with, detract from, or alter the concepts used by LICENSOR or known to the public; and that LICENSEE shall use its best efforts to preserve the concepts therein. In particular, LICENSEE acknowledges that any merchandising of the Licensed Products by LICENSEE as may be permitted hereunder shall be in full conformity with the foregoing.

                 5.2 Quality Control. The nature, quality, color, design and style of the Licensed Products and other material produced or used under the License or on or in connection with which the Nautica Names and Marks are to be used shall be subject to LICENSOR's approval. To this end, LICENSEE shall furnish to LICENSOR, free of cost for LICENSOR'S review, samples of each Licensed Product. LICENSEE agrees to make such changes in the Licensed Products as are reasonably requested by LICENSOR. In addition, from time to time, after LICENSEE has commenced selling the Licensed Products and upon LICENSOR's request, LICENSEE shall furnish, without cost to LICENSOR, a reasonable number of additional samples of the Licensed Products.







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                                                                             7

                                   SECTION 6

            Additional Covenants and Representations and Warranties

                 6.1 Distribution, Marketing and Sales Participation. In addition to LICENSEE's covenants contained in other sections of this Agreement, LICENSEE agrees:

                 (a) [Intentionally omitted].

                 (b) to send, at LICENSEE's sole cost and expense, one or more persons to work with LICENSOR'S staff for the purpose of educating LICENSEE as to the image and concept of the Nautica Names and Marks and the implementation of such image and concept in the Territory;

                 (c) [Intentionally omitted].

                 (d) to pay all cost and expense, including without limitation, cost for lodging, travel (business class) and meals, incurred by two representatives of LICENSOR in participating in any design meeting outside of New York City;

                 (e) to keep confidential, and not disclose to any third party, any confidential information regarding LICENSOR or LICENSOR'S strategy, plan or concept regarding the manufacturing, marketing, distribution and sale of the Licensed Products or the development and enhancement of the Nautica Names and Marks except to the extent necessary to implement the purpose of this Agreement;

                 (f) not to take any action, directly or indirectly, to circumvent the spirit of the parties in entering this Agreement;

                 (g) not to design, manufacture, sell, distribute or promote any apparel or accessories based upon, or copied from, LICENSOR or any design, concept, sketch or other information obtained from LICENSOR or any Licensed Product;

                 (h) [Intentionally omitted].

                 (i) to such additional covenants set forth in Item 13 of Schedule A hereto.

                 6.2 Standards of Operation. LICENSEE shall, at all times, actively promote, cultivate, develop and expand sales of the Licensed Products in the Territory and shall give prompt, courteous and efficient service to the public in accordance with the highest standards of honesty, integrity and fair dealing and shall not discredit, dishonor or






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                                                                             8

otherwise injure the goodwill and reputation of LICENSOR, the License, the Nautica Names and Marks or other licensees of LICENSOR.

                 6.3 Loss, Injury or Damage. LICENSEE shall defend, protect, indemnify and hold harmless LICENSOR and any of its affiliates, subsidiaries, agents, officers and directors, during and after the term of the License, from and against the full amount of any and all claims, demands, losses, liabilities and expenses, including but not limited to attorney's fees, whether arising during or after the term of the License, and whether alleged or proven, which arise out of: (a) the LICENSEE's use of the Nautica Names and Marks, (b) the termination of this Agreement or the License by LICENSOR for any reason, (c) the acts or omissions of LICENSEE or any of the LICENSEE's agents, servants or employees, (d) the inaccuracy or incorrectness in any material respect as of the date hereof of any representation or warranty made by LICENSEE and (e) the default by LICENSEE in the performance of any of its obligations under this Agreement. Notwithstanding the foregoing, nothing contained above shall be deemed to require LICENSEE to indemnify LICENSOR for claims, demands, losses, liabilities and expenses arising from claims of trademark infringement brought by parties not affiliated with LICENSOR or LICENSEE.

                 6.4 Delinquency Charges. Amounts not paid when due shall accrue interest from the date due until paid at the rate of 1 1/2% per month, or the maximum interest permitted by applicable laws, whichever is less.

                 6.5 Compliance with Laws. LICENSEE shall comply with all national, federal, provincial, state, county and municipal statutes, laws, ordinances, regulations, rules or orders and shall obtain, at its own expense, any variances, special exceptions, zoning approvals and all licenses and other permits required by governmental authorities. This Section 6.6 shall not be construed to prevent LICENSEE from engaging in a bona fide contest of the validity or applicability of any law.

                 6.6 Right to Inspect. LICENSEE shall, during regular business hours and, upon advance notice at all other times, permit LICENSOR, through its authorized representatives, to visit and remain in the business offices of LICENSEE to: (a) inspect, examine and test any merchandise, furnishings, fixtures, equipment, supplies, signs or other items used by LICENSEE in connection with the merchandising of the Licensed Products, (b) observe the nature, quality, quantity and value of the goods sold and of the customer service rendered, (c) examine, audit and copy any of LICENSEE's books and records and (d) observe the manner and method in which LICENSEE operates. LICENSOR may require LICENSEE to remove any item of inventory, equipment, furnishing, decor or merchandise used in connection with the merchandising of the Licensed Products. In exercise of its rights hereunder, LICENSOR shall not unreasonably interfere with LICENSEE's business operations. LICENSOR agrees to keep confidential all information obtained from LICENSEE with respect to the business of LICENSEE,






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                                                                             9

unless LICENSOR is required by applicable law, regulations or the interpretation thereof to make such disclosure or LICENSOR shall uncover a violation of the terms hereof or discrepancy is found with respect to any information provided by LICENSEE to LICENSOR and such violation or discrepancy is not promptly resolved to the satisfaction of LICENSOR.

                 6.7 Opportunity to Investigate. LICENSEE represents, warrants and covenants that LICENSEE has fully investigated, to LICENSEE's satisfaction, LICENSOR, the Licensed Products and the right and license represented by this Agreement. Moreover, LICENSEE represents and warrants that in making those decisions, LICENSEE did not rely upon sales volume, sales projections, profitability or other statements made by LICENSOR, its representatives, agents or officers concerning retail stores selling Licensed Products, but has rather relied on LICENSEE's own examination of the merits and risks involved in deciding to enter into this Agreement.


                                   SECTION 7

                           Advertising and Promotion

                 7.1 Advertising of the Licensed Products. LICENSEE acknowledges that advertising and promotion of Licensed Products are in the best interest of LICENSEE. During the term of this Agreement, LICENSEE shall, unless otherwise provided for in Item 14 of Schedule A, pay to LICENSOR for advertising and publicizing the Nautica Names and Marks for the Licensed Products in the Territory for each Royalty Year the amount set forth on Item 14 of Schedule A. LICENSOR shall, from time to time throughout each Royalty Year, invoice LICENSEE for expenditures incurred by LICENSOR to advertise and publicize the Licensed Products in the Territory. LICENSEE shall promptly pay to LICENSOR the amounts so invoiced, provided that LICENSEE shall not be required to pay in any Royalty Year more than the amount set forth on Item 14 of Schedule A and provided further that if, in any one Royalty Year, LICENSEE is required to pay less than the amount for such Royalty Year set forth on
Item 14 of Schedule A, LICENSEE shall be obligated to incur the remaining amount in the immediately following Royalty Year, if invoiced by LICENSOR. LICENSOR shall implement all such advertising. LICENSOR will have the sole right to produce and insert all advertising and promotion materials. LICENSOR shall provide LICENSEE with proof of advertising expenditures paid by LICENSOR hereunder. LICENSOR agrees that LICENSOR will expend or cause to be expended for advertising and promotion of Licensed Products, other products bearing the Nautica Name and Marks, the Nautica Names and Marks and the image conveyed thereby an aggregate amount equal to twice the amount required to be paid by LICENSEE to LICENSOR under this Agreement for advertising and promotion.







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                                                                            10

                 7.2 [Intentionally omitted].

                 7.3 [Intentionally omitted].

                 7.4 Best Efforts of LICENSEE. LICENSEE shall diligently and continuously use and exert its best efforts throughout the Territory and during the entire term of the License to distribute and sell the Licensed Products, to make and maintain adequate arrangements for the distribution of the Licensed Products, and to promote and expand their sales hereunder to the highest levels practicably obtainable.


                                   SECTION 8

                          Relationship of the Parties

                 8.1 Independent Contractor. Nothing herein contained and no acts or assistance given or rendered by LICENSOR or LICENSEE shall be construed to constitute LICENSOR or LICENSEE as partners, joint venturers, agents or employees of each other. LICENSEE acknowledges that it is an independent contractor. LICENSEE shall not authorize any contract, agreement, warranty, representation or create any obligation, express or implied, on behalf of LICENSOR, and shall not otherwise hold itself out as agent or representative of LICENSOR nor permit any other person within its control to do so.

                 8.2 LICENSOR's Right to Assign. LICENSOR may assign or otherwise transfer all or any part of the rights, obligations and benefits under this Agreement to any party whom LICENSOR shall deem capable of fulfilling LICENSOR's obligations under this Agreement.

                                   SECTION 9

                         Records, Books and Accounting

                 9.1 Books and Records. LICENSEE shall, so long as the License is in effect and for six (6) years thereafter, maintain true and accurate books and records covering all transactions by it relating to the License, the Licensed Products, LICENSOR or this Agreement. LICENSEE shall promptly furnish to LICENSOR such books, records, reports and other information, financial or otherwise, which LICENSOR may from time to time request.

                 9.2 Annual Statements. (a) So long as the License is in effect, LICENSEE shall furnish to LICENSOR, ++++++++++++++ after the end of each of its fiscal years,






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                                                                            11

financial statements prepared in accordance with generally accepted accounting principles but which need not be certified by public accountants.

                 (b) LICENSOR shall be entitled at any time, and from time to time, to have LICENSEE's books and records examined or audited with respect to any period or periods relevant to this Agreement. LICENSEE shall cooperate fully with the persons or entities making such examination or audit. If the examination or audit discloses that any report with respect to which the examination or audit is conducted shows a misstatement of the information for such period by more than two percent, LICENSEE shall bear the costs and expenses of such examination or audit and LICENSEE shall, within ++ days after demand by LICENSOR pay all such costs and expenses and all royalty payments, if any, which shall be owing based upon such a misstatement. If the examination or audit does not disclose a misstatement of more than two percent, LICENSOR shall bear the costs and expenses of such examination or audit. Notwithstanding anything to the contrary contained above, LICENSEE shall not be liable for the costs and expenses of any examination and/or audit which discloses a misstatement of information by more than three (3%) percent if (i) the amount of royalties payable to LICENSOR is not misstated by more than two percent and (ii) LICENSEE can demonstrate to LICENSOR's reasonable satisfaction that any other misstatement of information was due to an inadvertent clerical, arithmetical or administrative error or errors.

                 9.3 Monthly Reports. If requested by LICENSOR from time to time, LICENSEE shall submit to LICENSOR, no later than the ++++ day of each month, an accurate monthly report in a form prescribed by LICENSOR setting forth for the preceding month such information as LICENSOR may reasonably request which bear upon sale of the Licensed Products.

                                  SECTION 10

                                  Termination

                 10.1 Non-Compliance. LICENSOR may terminate the License before the expiration of the Term upon LICENSEE's failure to comply with any covenant or requirement of this Agreement after written notice to LICENSEE and an opportunity (not to exceed ++ days) to cure such failure or if any representation of LICENSEE contained in this Agreement shall at any time be determined by LICENSOR to be false, misleading or incomplete at the time such representations were made.

                 10.2 Automatic Termination. In addition to the grounds stated in Section 10.1 above, the License shall immediately terminate if any one of the following events shall occur:







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                                                                            12

                 (a) LICENSEE generally shall not pay its debts as they become due, become insolvent, suspend its usual business, be declared by a court of competent jurisdiction to be legally incompetent or cease to exist;

                 (b) LICENSEE shall enter into an agreement with its creditors to reduce its obligations to them or to defer their fulfillment, make a general assignment for the benefit of its creditors, commence any proceeding relating to it seeking discharge or reduction of its debts, an arrangement, composition, reorganization or any other form of relief from its creditors or from a court or governmental agency pursuant to any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law, statute or procedure of any jurisdiction (national, federal, provincial state or foreign) for the relief of financially distressed debtors (each of the foregoing a "Debtor Relief Procedure");

                 (c) a Debtor Relief Procedure shall be instituted, initiated or commenced against LICENSEE hereunder for any obligation of LICENSEE and an order for relief is entered or the petition is controverted but is not dismissed within ++ days after the commencement of the case or the substantial equivalent occurs or the Debtor Relief Procedure is not dismissed or otherwise terminated within ++ days of its commencement;

                 (d) LICENSEE shall take any action to effect any event described in subsections 10.2 (a), (b) or (c);

                 (e) any default or event of default shall occur in respect of any evidence of material indebtedness or liability for money borrowed by LICENSEE if the effect thereof is to permit the holders to accelerate the maturity of such evidence of indebtedness or liability or to require the prepayment thereof (other than by a regularly scheduled repayment) unless such default or event of default is waived by such holders within 3 days in the case of a payment and other defaults or events of default other than a financial covenant default or event of default and within ++ days in the case of a financial covenant default or event of default;

                 (f) a final judgment against LICENSEE remains unsatisfied for ++++++ days (unless a supersedeas or other appeal bond has been filed) and LICENSEE's rights under this Agreement shall be seized, taken over or foreclosed by a government official in the exercise of his duties, or seized, taken over or foreclosed by a creditor, lien holder or lessor; or a levy of execution has been made upon the License and it is not discharged within ++++ days of such levy;

                 (g) LICENSEE shall be convicted of a felony, or any other criminal misconduct which, in the opinion of LICENSOR, adversely affects the reputation of the Nautica Names and Marks; or







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                                                                            13

                 (h) LICENSEE shall submit to LICENSOR on +++ or more separate occasions a monthly, quarterly or annual report, financial statement, monthly statement or other information or supporting records which misstates the information contained therein for any period by more than +++ percent.

                 10.3 Consequences of Termination. Upon termination of the License, LICENSEE shall cease to be an authorized licensee of LICENSOR and LICENSEE shall:

                 (a) promptly pay LICENSOR all sums owed to it from LICENSEE without set-off, counterclaim, abatement or other diminution, but in no case later than +++++++ days after termination of the License;

                 (b) immediately and permanently discontinue and thereafter refrain from the use of any of the Nautica Names and Marks, or any names, marks or other indicia or operating systems which are or may be confusingly similar to the Nautica Names and Marks and permanently remove, at the LICENSEE's expense, all signs or other store furnishings containing any of the Names or Marks or other things the use of which is prohibited by this Section 10.3;

                 (c) immediately and permanently discontinue all advertising placed by LICENSEE which contains or makes reference to any of the Nautica Names and Marks or other things the use of which is prohibited by this Section
10.3 and cancel all such advertising already placed or contracted for which would otherwise be published, broadcast, displayed or disseminated after the date of termination; and

                 (d) notwithstanding anything herein to the contrary, LICENSEE shall have a period of ++++++++++++++++++ _____ days after expiration of the Term of the License within which to sell the Licensed Products on hand, in process, in transit, or on order on the date of termination and to continue on a nonexclusive basis to use the Nautica Names and Marks in connection therewith in compliance with all the terms and conditions of this Agreement, including the payment of earned royalties; LICENSEE shall furnish to LICENSOR within +++++++ days after expiration of the term of this Agreement a statement listing Licensed Products on hand, in process,in transit or on order on the date of expiration or termination; after such ++++++ day period, LICENSEE shall immediately discontinue such sale of the Licensed Products and the use of the Nautica Names and Marks except for the sale, at the option of LICENSOR, to LICENSOR or to its designee of Licensed Products at a price equal to LICENSEE's full cost thereof. No earned royalties shall be paid or payable with respect to Licensed Products sold to LICENSOR at any time.

                 Notwithstanding clauses (a) through (d) of this Section 10.3, all obligations of LICENSEE shall survive the termination of the License.

                 10.4 Relief in Equity Against Certain Defaults. In the event of a breach or threatened breach by LICENSEE of any of its obligations under this Agreement, LICENSEE acknowledges and agrees that LICENSOR will have no adequate remedies at law and that it will be irreparably damaged in the event that the provisions of this Agreement are not specifically enforced. Accordingly, LICENSEE agrees that (a) an action for specific performance of the obligations created by this Agreement shall be a proper remedy for such breach or threatened breach and (b) LICENSEE shall not assert as a defense or otherwise in any such action an allegation or claim that would contravene the agreement set forth in this Section 10.4. Such equitable remedy shall, however, be cumulative and not exclusive and shall be in addition to any other remedies available to LICENSOR for a breach or threatened breach of this Agreement, including the recovery of damages.


                                  SECTION 11

                            Assignment and Transfer

                 LICENSEE shall not sell, assign, transfer, encumber, hypothecate, permit to become subject to a security interest or otherwise dispose of any right, title or interest in the License or this Agreement, in whole or in part, voluntarily or involuntarily, directly or indirectly, without the prior written consent and approval of the LICENSOR. As used herein, a transfer of control of LICENSEE shall constitute a transfer of the License.

                                  SECTION 12

                                   Remedies

                 12.1 Other Rights. In addition to the right to termination, LICENSOR may take, upon any default by LICENSEE, whatever action it deems reasonably necessary to protect its rights and interests under this Agreement. The termination of this License by LICENSOR shall not be deemed an election of remedies by LICENSOR and any such termination shall be without prejudice to any rights or remedies which LICENSOR may otherwise have against LICENSEE under law, in contract or in equity for breach of this Agreement.

                 12.2 Equitable Relief. LICENSEE acknowledges that its failure to cease the use of the Name and Marks or to cease the manufacture, sale or distribution of the Licensed Products at the termination or expiration of the License, except as expressly provided herein, will result in immediate and irreparable damage to LICENSOR and to the rights of any subsequent licensee. LICENSEE acknowledges and admits that there is no adequate remedy at law for such failure, and LICENSEE agrees that in the event of such failure, LICENSOR shall be entitled to equitable relief and such other and further relief as any court with jurisdiction may deem just and proper.

                 12.3 Costs of Collection, Enforcement and Defense. LICENSEE shall pay all costs and expenses caused LICENSOR, including attorneys' fees, incurred by LICENSOR to enforce its rights under this Agreement, including, but not limited to, the collection of any amounts owed to LICENSOR by LICENSEE, the seeking of a temporary restraining order or injunction, or the obtaining of damages (provided that LICENSOR ultimately prevails).

                 12.4 Consent to Jurisdiction. LICENSEE irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts located in New York City (both Federal and state) for any actions relating to this Agreement and the transactions contemplated hereby (and LICENSEE agrees not to commence any action relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to LICENSEE shall be effective service of process for any action brought against LICENSEE in any such court. LICENSEE irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding relating to this Agreement or the transactions contemplated hereby in the courts located in New York City (both Federal and state).


                                  SECTION 13

                           Payments and Withholding

                 13.1 Payment Information. All payments due under this Agreement shall be made by wire transfer in United States dollars in funds that are immediately and irrevocably available to LICENSOR, as set forth in
Item 16 of Schedule A hereto.

                 13.2 Payment Obligations. Whenever any payment to be made hereunder would, without this provision, be due and payable on a day which is not a business day in New York City, it shall be due on the next succeeding business day. Nothing in this Agreement shall, however, relieve LICENSEE from its obligation or payment of amounts due under this Agreement, including default interest for payments not made when due for any reason whatsoever. If LICENSEE is unable to remit payments due to restrictions imposed by laws or regulations applicable in the Territory, or other legitimate authority, LICENSEE, with the reasonable assistance of LICENSOR, shall determine an alternative means of payment as promptly as possible.

                 13.3 Application of Payments. LICENSOR shall apply payments received from or for the account of LICENSEE first to accrued, unpaid interest due LICENSOR and next to other sums due LICENSOR other than royalty payments, notwithstanding any direction by LICENSEE to the contrary.

                 13.4 Payments to be Made Without Set-off, Deduction, etc. LICENSEE agrees not to assert any set-offs, counterclaims or reductions whatsoever, or to make any deductions for bad debts, discounts or any cost incurred in the marketing, sale, distribution or exploitation of the Name and Marks from the royalty, interest or other payments due LICENSOR hereunder, except and only to the extent specifically provided in this Agreement.


                                  SECTION 14

                              General Provisions

                 14.1 Cumulative Remedies. All rights and remedies conferred upon LICENSOR by this Agreement and by law shall be cumulative of each other and neither the exercise nor the failure to exercise any such right or remedy shall preclude the exercise of any other right or remedy.

                 14.2 Non-Waiver. No failure by LICENSOR to take any action on account of any default by the LICENSEE, whether in a single instance or repeatedly, shall constitute a waiver of any such default or of any performance required of the LICENSEE. No express waiver by LICENSOR of any provision or performance of any term or condition of this Agreement or of any default by the LICENSEE shall be construed as a waiver of any other or future provision, performance or default.

                 14.3 Validity. If any provision of this Agreement shall be invalid or unenforceable either in its entirety or by virtue of its scope or application to given circumstances such provision shall be deemed modified to the extent necessary to render the same valid or as not applicable to given circumstances, or deemed to be excised from this Agreement, as the situation may require. This Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application or had not been included herein, as the case may be. In the event such total or partial invalidity or unenforceability of any provision of this Agreement exists only with respect to the laws of a particular jurisdiction, this
Section 14.3 shall operate upon such provision only to the extent that the laws of such jurisdiction are applicable to such provision.

                 14.4 Notices. (a) Any notices, reports, requests or demands to be given by either party to the other under the provisions of this Agreement shall be forwarded by facsimile transmission and shall be confirmed by certified or registered air mail, charges prepaid, to the telephone numbers and addresses as set forth in
Item 17 of Schedule A hereto.

                 All notices, reports, requests or demands shall be deemed given on the date any such facsimile transmission is transmitted regardless of whether or not received. Failure to receive confirmation by registered air mail shall not affect the validity of the notices, reports, requests or demands transmitted by facsimile transmission.

                 (b) The parties hereto may change the address for notices by notice of change of address given in the manner provided in the above paragraph.

                 14.5 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and all prior understandings and agreements between the parties hereto relating to the subject matter hereof are hereby superseded. This Agreement may be modified only by a writing signed by all parties to be bound by the modification.

                 14.6 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and signatories hereto, their respective heirs, executors, administrators, personal representatives, successors and assigns.

                 14.7 Controlling Law. This Agreement, including all matters relating to the validity, construction, performance and enforcement thereof, shall be governed by the laws of the State of New York applicable to agreements wholly made and to be performed therein.

                 14.8 Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same document.

                 14.9 Survival. The representations, warranties, covenants, obligations and indemnities of LICENSEE contained in this Agreement or in any ancillary document referred to hereunder shall survive the termination of the License and this Agreement.

                 14.10 Neither Party to be Deemed Drafter. This contract is to be deemed to have been prepared jointly by the parties hereto; any uncertainty or ambiguity existing herein shall not be interpreted against either party but according to the application of rules of contracts generally.

                 14.11 English Language. All statements, reports, notices and correspondences required hereunder shall be in the English language.

                         [NEXT PAGE IS SIGNATURE PAGE]

                 IN WITNESS WHEREOF, LICENSOR and LICENSEE have caused this Agreement to be executed and entered into as of the date set forth in Item 1 of Schedule A hereto.


                                                     LICENSOR:


                                                     By: _____________________
                                                     Title:


                                                     LICENSEE:


                                                     By: _____________________
                                                     Title:

                                  SCHEDULE A
                                      TO
                               LICENSE AGREEMENT



Item 1.           Date of License Agreement:  As of September 6, 1995.

Item 2.           Name of LICENSOR and LICENSEE:

                  Licensor:       Nautica Apparel, Inc., a Delaware
                                  corporation

                  Licensee:       Bernard Chaus Incorporated, a New York
                                  corporation

Item 3.           Territory:      United States of America and Puerto Rico

Item 4.           Rights
                  Granted:        Licensor hereby license Licensee to
                  -------         manufacture, market, distribute and sell the
                                  Licensed Products for ladies in the Territory.
                                  Licensee may have the Nautica Names and
                                  Marks affixed to Licensed Products being manufactured outside the Territory, provided
                                  Licensee takes all necessary precautions to prevent labels, tags and other indicia of the Nautica Names and Marks from being used otherwise than in connection with the Licensed Products for distribution and sale within the Territory.

Item 5.           Licensed
                  Products:       Ladies' sportswear collection, including
                  --------        coordinating knits, blouses, wovens,
                                  sweaters, pants, skirts, jackets and outerwear and sportswear dresses, bearing the Nautica
                                  Names and Marks but excluding as separate classification business, dresses, suits, coats and raincoats, and excluding shoes, scarves, socks, stockings or accessories for ladies bearing the Nautica Names and Marks.

Item 6.     License Effective Date/Conditions Precedent:

            Upon execution and delivery of the agreement by both Licensor and Licensee and payment of the amount due on signing referred to in
            Item 10 below.


Item 7.(a) Date of Expiration: December 31, 1999, unless, Licensee shall have failed to raise at least U.S. $10,000,000 in additional equity capital on or before December 31, 1995, in which event this Agreement shall terminate on December 31, 1995. In the event that this Agreement shall terminate on December 31, 1995 because of Licensee's reasonable failure to raise at least U.S. $10,000,000 in additional equity capital despite Licensee's best efforts, Licensor shall refund the amount paid by Licensee to Licensor upon the signing of this Agreement and the "Option" (as hereinafter defined), to the extent not previously exercised, shall be returned to Licensee.

Item 7.(b)  Renewal Terms:

            Provided that this Agreement has not been previously terminated, this License Agreement shall be renewable for up to two (2) renewal periods of three (3) years each. The first renewal, if any, shall be by notice given to Licensor by Licensee no earlier than March 31, 1999 nor later than June 30, 1999, provided that:

            (i)   Licensee is in full compliance with all provisions hereunder;

            (ii) projected annualized wholesale sales volume equal or exceed U.S. $++++++++++;

            (iii) Andrew Grossman is, and can be reasonably expected to continue to be, employed by LICENSEE in a position of executive authority (unless Andrew Grossman is disabled, dead or otherwise incapacitated); and

            (iv)  Licensee is paying all of its debts as they come due.

                  The second renewal, if any, shall be by notice given to Licensor by Licensee no earlier than March 31, 2002 nor later than June 30, 2002, provided that:

            (i) Licensee is not in default hereunder and is otherwise in full compliance with all provisions hereunder;

            (ii) projected annualized wholesale sales volume equal or exceed U.S. $++++++++++; and

            (iii) Licensee is paying all of its debts as they come due.

Item 8.     Royalties:

            Licensee shall pay Licensor a royalty equal to ++++++++ percent of net wholesale sales volume in respect of wholesale sales for each Royalty Year. The preceding sentence shall not apply to wholesale sales to free-standing Nautica Ladies outlet stores. Royalties payable in respect of the sale of Licensed Products from outlets shall be as provided for in Item 13.

            Notwithstanding the foregoing, with respect to "off-price" merchandise, Licensee shall pay Licensor a royalty equal to ++++++++++ percent of the net wholesale sales volume of such "off-price" merchandise. "Off-price" merchandise shall mean merchandise which is sold at a discount of at least ++++++++++++ percent below Licensee's regular wholesale price for such merchandise. In no event shall "off-price" merchandise exceed +++++++++++++ percent of gross sales.

            As used herein, "net wholesale sales volume" shall mean gross wholesale sales of the Licensed Products less returns of such Products in the ordinary course of business, but in no event shall such returns exceed ++++++++ percent of gross sales of such Products, less normal trade and cash discounts, less overbilling against wholesale line price.

Item 9.     Royalty Years and Royalty Quarters:

            As used herein, a "Royalty Quarter" shall mean a calendar quarter except that the first Royalty Quarter of the first Royalty Year shall commence upon the date hereof and end March 31, 1997.

            As used herein, a "Royalty Year" shall mean the Year commencing January 1 and ending December 31 except that the first Royalty Year shall commence on the date hereof and end December 31, 1997.

Item 10.    Minimum Royalties:

            Minimum royalty for the first Royalty Year shall be U.S. $750,000 payable as follows:

            U.S. $75,000 on signing;
            U.S. $168,750 on December 31, 1996;
            U.S. $168,750 on March 31, 1997
            U.S. $168,750 on June 30, 1997; and
            U.S. $168,750 on September 30, 1997.

            Minimum royalties for the second Royalty Year shall be U.S. $1,250,000.

            Minimum royalties for the third Royalty Year shall be $1,500,000.

            For Royalty Years, if any, subsequent to the third Royalty Year, the Minimum royalty shall be the greater of U.S. $1,500,000 or eighty (80%) percent of the aggregate royalties payable to Licensor in the previous Royalty Year.

            Minimum royalties other than otherwise provided herein shall be paid in four (4) equal installments on the last day of each Royalty Quarter within each Royalty Year.

Item 11.    [Not Applicable].

Item 12.    [Not Applicable].

Item 13.    Additional Covenants:

            The Licensee, as additional consideration for this Agreement, hereby grants to the Licensor an option (the "Option") to purchase up to an aggregate of 150,000 shares (the "Shares") of the common stock of the Licensee, $0.01 par value ("Common Stock"), at the purchase price equal to the closing price of the Common Stock on the New York Stock Exchange on September 6, 1995, exercisable in cumulative installments at any time after the date hereof and prior to September 5, 2006. The Option, or any part thereof, shall be exercised by the giving of written notice of exercise to the Chief Executive Officer of the Licensee specifying the number of whole shares to be purchased and accompanied by payment of the aggregate price of the number of shares purchased in exercising the Option together with a copy of this Agreement and such investment declarations as may be reasonably required by the Licensee; such exercise shall be effective upon receipt by the Chief Executive Officer of the Licensee of such written notice, payment, copy of the Agreement and investment declaration.

            Licensor to have final approval on selection of each design.

            All accounts sold to by Licensee are subject to approval by Licensor in advance. Additionally, Licensee shall be entitled to sell to all accounts that Licensor sells to.

            Licensee may, with the prior approval of Licensor, sell the Licensed Product in dedicated Nautica Ladies outlet stores. Such approvals, if any, shall be given with respect to specific outlet stores at specific locations. No more than +++ +++++ percent of wholesale sales in any given year can be sold in all such outlet stores. Notwithstanding anything to the contrary contained in this Agreement, royalties payable with respect to sales through dedicated Nautica Ladies outlet stores shall be ++++++++++ percent of the retail sales volume of such sales. Licensee agrees to provide Licensor with documentation to substantiate such outlet retail sales.

            Licensee shall, as soon as practicable after the signing of this Agreement, but in no event later than the commencement of the launch of any of the Licensed Products, build, stock, maintain and operate a separate showroom in the Nautica image for the display of the Licensed Products.

            Licensor agrees that in the event that Licensor desires, during the term of this Agreement, to license any party other than Licensee to market, sell or distribute the Licensed Products in Canada, Licensor shall deliver a written notice of the proposed license (the "License Notice") to Licensee. The License Notice shall contain a description of the proposed transaction and the terms thereof, including the territory to be covered by the proposed license, the terms and conditions of the proposed license, the name of the person to whom or in favor of whom the proposed license shall be made (the "Proposed Licensee") and a description of the consideration to be received by Licensor under the proposed license. The License Notice shall be accompanied by an offer by Licensor to Licensee to grant Licensee the proposed license described in the License Notice on the terms and conditions set forth therein.

            For a period of ++++++++ days after a receipt of the License Notice, Licensee may, by written notice to Licensor accept in whole but not in part the offer to grant such license.

            In the event that Licensee shall not agree to acquire all of such license, Licensor may proceed with granting the proposed license; provided, however, that such license to the Proposed Licensee shall be on terms and at a price no more favorable than the terms and consideration set forth in the License Notice with respect to the territories and products being licensed to the Proposed Licensee and provided, further, that such license shall be granted within +++++++++++++++ ++++++++++++ days from the date of the License Notice, otherwise, such proposed arrangement shall again become subject to the requirements set forth in this section.

            Licensee represents, warrants and covenants that it will use its reasonable best efforts to raise at least $7 million in additional equity capital by December 31, 1995. Licensee further represents, warrants and covenants that it will devote at least $7 million to the fulfillment of its obligations under the License Agreement, including without limitation, the design, distribution and sale of the Licensed Products and the establishment of retail boutiques within department store customers.

            Licensee further represents, warrants and covenants that it has and will continue to employ Andrew Grossman to be Licensee's Chief Executive Officer for a period at least through August 31, 2000. Licensee agrees that if Andrew Grossman's employment as chief executive officer is terminated by the Licensee for any reason other than for "cause" (as hereinafter defined), Licensor may, upon three (3) months' written notice terminate this Agreement. As used herein, "cause" shall mean misconduct of Mr. Grossman resulting in a material harm to the Licensee

            Licensee further represents, warrants and covenants that this Agreement is the legal, valid and binding obligation of Licensee enforceable in accordance with the terms hereof. Licensee agrees that it shall, on or before October 1, 1995, deliver to Licensor certified resolutions of the Board of Directors authorizing, ratifying and confirming all of the terms of this Agreement. Such resolutions shall be duly certified by the Secretary or Assistant Secretary of Licensee.

Item 14.    Advertising Budget:

            Licensee shall expend U.S. $+++++++ for national print advertising, public relations and fashion show related events in the first Royalty Year.

            Licensee shall expend U.S. $+++++++++ for national print advertising, public relations and fashion show related events in the second Royalty Year.

            For each Royalty Year after the second Royalty Year, Licensee shall expend for national print advertising, public relations and fashion show related events in each Royalty Year the greater of
            (i) ++++++++++ percent of net wholesale sales volume for such Royalty Year or (ii) U.S. $+++++++++.

            In the event that Licensee, in good faith fails to expend the amount required as set forth above during any Royalty Year after the second

            Royalty Year, Licensee shall, in addition to the amount otherwise required to be expended in the following Royalty Year, expend such deficiency amount in the following Royalty Year.

Item 15.    Not Applicable.


Item 16.    Payment Information:

            All payments on account of royalty payments should be made to:

                      Nautica Apparel, Inc.
                      40 West 57th Street
                      New York, New York 10019
                      Attention:  Financial Administrator

Item 17           Addresses for Notice:

                  To Licensee:              Bernard Chaus Incorporated
                                            1410 Broadway
                                            New York, New York 10018
                                            Attn: Chairman
                                            Telefax: (212) 398-3824

                  with a copy to:           Shereff, Friedman, Hoffman
                                              & Goodman, LLP
                                            919 Third Avenue
                                            New York, NY 10022-9998
                                            Attn:  Martin Nussbaum, Esq.
                                            Telefax: (212) 758-9526

                  To Licensor:              Nautica Apparel, Inc.
                                            40 West 57th Street
                                            New York, NY 10019
                                            Telex: 289950
                                            Telefax: (212) 841-7154

                  with a copy to:           Hertzog, Calamari & Gleason
                                            100 Park Avenue
                                            New York, NY 10017
                                            Attn:  Edward G. H. Chin, Esq.
                                            Telex: 238465
                                            Telefax: (212) 213-1199

                                                                             8
                                  SCHEDULE B
                                      TO
                               LICENSE AGREEMENT


                                Licensed Marks